Exhibit 99.1

PerkinElmer To Hold Earnings Call on Tuesday, February 14, 2023; Updates Fourth Quarter Outlook

WALTHAM, Mass.--(BUSINESS WIRE)--January 9, 2023--PerkinElmer Inc., (NYSE: PKI), a global leader committed to innovating for a healthier world, today announced that it will release its fourth quarter and full year 2022 financial results prior to market open on Tuesday, February 14, 2023. The Company will host a conference call the same day at 8:00 a.m. ET to discuss these results. Prahlad Singh, president and chief executive officer, and Max Krakowiak, chief financial officer, will host the conference call.

To access the call, a live audio webcast will be available via this registration formor on the Investorssection of the Company's website.

The Company is also updating its fourth quarter 2022 guidance as previously provided on November 8, 2022. The Company now expects its fourth quarter 2022 results to meet or exceed the guidance provided on November 8, 2022.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future adjusted earnings per share, revenue, revenue growth and other financial results. Words such as "believes," "intends," "anticipates," "plans," "expects," “estimates”, "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: the completion of quarterly and year end closing procedures for the fourth quarter and fiscal year ended January 1, 2023 and other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer enables scientists, researchers, and clinicians to address their most critical challenges across science and healthcare. With a mission focused on innovating for a healthier world, we deliver unique solutions to serve the diagnostics, life sciences, food, and applied markets. We strategically partner with customers to enable earlier and more accurate insights supported by deep market knowledge and technical expertise. Our dedicated team of more than 16,000 employees worldwide is passionate about helping customers work to create healthier families, improve the quality of life, and sustain the well-being and longevity of people globally. The Company reported revenue of approximately $5 billion in 2021, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available at www.perkinelmer.com. Follow PerkinElmer on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Contacts

Investor Relations:
Steve Willoughby
(781) 663-5677
steve.willoughby@perkinelmer.com

Media Relations:
Chet Murray
(781) 663-5719
chet.murray@perkinelmer.com